Exhibit 10.2

AMENDED AND RESTATED

AIRCRAFT REIMBURSEMENT AGREEMENT

THIS Amended and Restated Aircraft Reimbursement Agreement (this “Agreement”) is made as of the 1st day of October 2010 between TitleMax of Georgia, Inc., a Georgia corporation (“TitleMax”) TitleMax Aviation, Inc., a Delaware corporation (“Aviation”), and TMXA, LLC (“TMXA”), a Delaware limited liability company.

RECITALS:

i.	On April 19, 2009, TitleMax and Aviation entered an Aircraft Reimbursement Agreement (the “Prior Agreement”) relating to the following aircraft:

a.	2002 Cessna Model 525A (the “CJ”), Serial No. 525A0100, FAA Registration No. N170TM; and

b.	2007 Gulfstream Model G200 (the “G200”), Serial No. 167, FAA Registration No. N200GV.

ii.	On or about May 18, 2010, Aviation sold the G200, after entering an Exchange Agreement with Nationwide Exchange Services Corp., as a qualified intermediary, so that the sale might qualify as a like kind exchange for income tax purposes.

iii.	Aviation has identified a Bombardier Challenger 605 (the “Challenger”), Serial No. 5702, with FAA registration pending, as a replacement aircraft for the G200, with the Challenger to be acquired on or about November 5, 2010.

iv.	Immediately following its acquisition, Aviation will transfer ownership of the Challenger to TMXA, a wholly owned subsidiary of Aviation formed for the purpose of owning the Challenger.

v.	The CJ secures a $4,250,000 loan from General Electric Capital Corporation dated September 30, 2005.

vi.	It is anticipated that the Challenger will secure a $15,750,000.00 loan from First National Capital, to be dated concurrently with acquisition of the Challenger.

vii.	Each of the above loans are or will be made to Tracy Young (“Young”), the sole shareholder of Aviation, who holds or will hold in each instance a note from Aviation containing the same payment terms as the underlying note to his lender. Young will additionally loan $1,750,000.00 to Aviation to acquire the Challenger.

viii.	Aviation leases land at the airport in Savannah, Georgia, for storage of the CJ, and it constructed a hangar on such land that is financed by a note from Aviation to First National Bank dated January 25,2010, in the amount of $440,766.00.

ix.	TMXA plans to hangar the Challenger in Florida, where it will be offered for charter, including charter to TitleMax and its affiliates.

x.	In addition to payments on the loans for the CJ, the G200 and the Challenger (collectively, the “Aircraft”), Aviation incurs or incurred costs in connection with ownership and operation of the Aircraft, including insurance, maintenance and repairs, pilot salary and fuel.

xi.	TitleMax has historically reimbursed all net costs incurred by Aviation in connection with ownership and operation of its aircraft in return for the right to exclusive use of the same (except for such periods as the Aircraft may have been leased to others).

xii.	TitleMax, TMXA and Aviation wish to document their agreement as to reimbursement of expenses and have executed this Agreement to evidence such agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	This Agreement shall replace the Prior Agreement as of the date hereof.

2.	TitleMax shall reimburse Aviation for all net costs incurred or associated with acquisition, ownership or operation of the Aircraft, including but not limited to debt service, insurance, lease payments, taxes, pilot and fuel cost. Aviation shall invoice TitleMax for such costs within a reasonable time after their incurrence. Any costs that were payable but accrued under the Prior Agreement shall remain due and will be paid by TitleMax on a reasonable timetable, but no later than the expiration of this Agreement. TMXA will pass its net costs through to Aviation, and Aviation will submit the same to TitleMax for reimbursement on an aggregated basis.

3.	TitleMax shall have exclusive use of the CJ. The Challenger, as needed, will be chartered from the charter service that TMXA uses. TitleMax agrees that the potential income to be derived from such charter activities offsets the inconvenience that may arise from periodic unavailability of the Challenger.

4.	Aviation shall employ a pilot and maintain the CJ in a ready to use status.

5.	Any reimbursement by TitleMax shall be net of any income received by Aviation or TMXA in connection with the Aircraft.

6.	In lieu of reimbursement, TitleMax may directly pay the foregoing costs when such payment is practicable.

7.	The total reimbursed or paid by TitleMax under this Agreement shall not exceed $7 million for combined calendar years 2009-10 and shall not exceed $3 million during the term of this Agreement.

8.	This Agreement shall expire on December 31, 2010.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

TITLEMAX OF GEORGIA, INC.		TITLE MAX AVIATION, INC.

By:	/s/ Tracy Young	By:	/s/ Tracy Young
	Tracy Young, CEO		Tracy Young, CEO

TMXA LLC

By:	/s/ Tracy Young
Tracy Young, Manager